DEFINITIVE PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                Codorus Valley Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2008

Dear Fellow Shareholders of Codorus Valley Bancorp, Inc.:

On behalf of the Corporation’s Board of Directors, I am pleased to invite you to attend Codorus Valley Bancorp, Inc.’s Annual Meeting of Shareholders to be held on Tuesday, May 20, 2008, at 9:00 a.m., prevailing time. The location of the Annual Meeting is the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania 17403. At the Annual Meeting, you will have the opportunity to ask questions and to make comments. Enclosed with the Proxy Statement and Notice of Meeting is a proxy card and Codorus Valley Bancorp, Inc.’s 2007 Annual Report to Shareholders on Form 10-K.

The principal business of the meeting is to elect three Class C directors, each to serve for a term of three years and to transact any other business that is properly presented at the Annual Meeting. The Notice of Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon in more detail.

I am delighted that you have invested in Codorus Valley Bancorp, Inc., and I hope that, whether or not you plan to attend the Annual Meeting, you will vote as soon as possible by completing, signing and returning the enclosed proxy in the envelope provided. The prompt return of your proxy will save Codorus Valley Bancorp, Inc. expenses involved in further communications. Your vote is important. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person.

I look forward to seeing you on May 20, 2008 at the Corporation’s Annual Meeting.

Sincerely,

Larry J. Miller

Vice Chairman, President, and Chief Executive Officer

Codorus Valley Corporate Center, 105 Leader Heights Road, P.O. Box 2887, York, PA 17405-2887

CODORUS VALLEY BANCORP, INC.

NASDAQ TRADING SYMBOL: CVLY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

2008

www.peoplesbanknet.com

PROXY STATEMENT

Dated and to be mailed on or about April 10, 2008

Codorus Valley Bancorp, Inc.

Codorus Valley Corporate Center

105 Leader Heights Road

York, Pennsylvania 17403

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2008

CODORUS VALLEY BANCORP, INC.

CODORUS VALLEY CORPORATE CENTER

105 LEADER HEIGHTS ROAD

YORK, PENNSYLVANIA 17403

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2008

TO THE SHAREHOLDERS OF CODORUS VALLEY BANCORP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Codorus Valley Bancorp, Inc. will be held at the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania, on Tuesday, May 20, 2008, at 9:00 a.m., prevailing time, for the purpose of considering and voting upon the following matters:

1.	To elect three Class C directors, each to serve for a three-year term and until their successors are elected and qualified;

2.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only those shareholders of record at the close of business on March 3, 2008 are entitled to notice of and to vote at the meeting.

Please promptly complete, date, and sign the enclosed proxy and return it in the enclosed postage paid envelope. We cordially invite you to attend the meeting. Your proxy is revocable, and you may withdraw it at any time. You may deliver notice of revocation or deliver a later dated proxy to the Secretary of the Corporation before the vote at the meeting.

We enclose, among other things, a copy of the 2007 Annual Report on Form 10-K of Codorus Valley Bancorp, Inc.

BY ORDER OF THE BOARD OF DIRECTORS

Harry R. Swift, Esquire

Secretary

York, Pennsylvania

April 10, 2008

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY CARD.

GENERAL

Introduction

This Proxy Statement is furnished in connection with the solicitation of proxies by Codorus Valley Bancorp, Inc. (the “Corporation”), on behalf of the Board of Directors (the Board), for the 2008 Annual Meeting of Shareholders. This Proxy Statement and the related proxy card are being distributed on or about April 10, 2008.

The Corporation will bear the expense of soliciting proxies. In addition to the use of the mail, directors, officers, and employees of the Corporation and its subsidiaries may, without additional compensation, solicit proxies in person, by telephone, e-mail, or facsimile.

The Annual Meeting of Shareholders will be held on Tuesday, May 20, 2008, at 9:00 a.m. at the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania. Shareholders of record at the close of business on March 3, 2008, are entitled to vote at the meeting.

At the annual meeting, shareholders will vote to:

•	Elect three Class C directors, each to serve for a three-year term; and

•	Transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

Proxies and Voting Procedures

You can vote your shares by completing and returning a written proxy card. You can also vote in person at the meeting. Submitting your voting instructions by returning a proxy card will not affect your right to attend the meeting and will not limit your right to vote at the annual meeting if you later decide to attend in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you may have the right to direct your broker how to vote, and you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street-name shares in person at the meeting unless you obtain a proxy executed in your favor from the holder of record. Please contact your broker for a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

By properly completing a proxy, you appoint Richard Hupper, Ph.D., George McCullough and Robert E. Rebert as proxy holders to vote your shares as indicated on the proxy card. Any signed proxy card not specifying to the contrary will be voted FOR election of the nominees identified in this Proxy Statement.

You may revoke your written proxy by delivering written notice of revocation to Harry R. Swift, Esquire, Secretary of the Corporation, or by executing a later dated proxy and giving written notice of the revocation to Mr. Swift at any time before the proxy is voted at the meeting. Proxy holders will vote shares represented by proxies, if properly signed and returned to the Secretary, in accordance with instructions of shareholders.

Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors.

If you are also a participant in the Codorus Valley Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy will serve as a voting instruction card for your shares held in the Plan. Wells Fargo Bank, N.A., the Plan administrator, will vote your shares held in the Dividend Reinvestment and Stock Purchase Plan in the same manner as you indicate on your proxy card.

At the close of business on March 3, 2008, Codorus Valley Bancorp, Inc. had 3,742,209 shares of common stock, par value $2.50 per share, issued and outstanding. Codorus Valley Bancorp, Inc.’s Articles of Incorporation authorize the Corporation to issue up to 10,000,000 shares of common stock, par value $2.50 per share. In addition to the common stock, Codorus Valley Bancorp, Inc. has 1,000,000 shares of preferred stock authorized, none of which are issued and outstanding. Each common share is entitled to one vote on all matters submitted to a vote of the shareholders.

Quorum

A majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for the conduct of business at the Annual Meeting. Under Pennsylvania law and Codorus Valley Bancorp, Inc.’s Bylaws, the presence of a quorum is required for each matter to be acted upon at the meeting. Votes withheld and abstentions, while not votes cast, will be counted as present for purposes of determining the presence of a quorum. Shares of common stock represented by “broker non-votes” (i.e., shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable rules of the National Association of Securities Dealers, Inc. or the instrument under which it serves in such capacity, or (iii) the record holder has indicated on the proxy or otherwise notified Codorus Valley Bancorp, Inc. that it does not have authority to vote such shares on that matter) will be counted as present for purposes of determining the presence of a quorum.

Required Vote

In the case of the election of directors, the three candidates receiving the highest number of votes are elected. Thus, an abstention or broker non-vote has no effect with respect to the election of directors. All other matters to be voted upon by the shareholders require the affirmative vote of a majority of the votes cast at the annual meeting, except in cases where the vote of a greater number of shares is required by law or under Codorus Valley Bancorp, Inc.’s Articles of Incorporation or Bylaws.

GOVERNANCE OF THE CORPORATION

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that the Board and executive management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of NASDAQ and Securities Exchange Commission (SEC) regulations, as well as best practices suggested by recognized governance authorities.

Currently, our Board of Directors has eight members. Under applicable NASDAQ and SEC standards for director independence, seven of our eight directors meet the standards for independence: Rodney L. Krebs, Chairman, D. Reed Anderson, Esquire, MacGregor S. Jones, William H. Simpson, Dallas L. Smith, Donald H. Warner, and Michael L. Waugh.

Meetings and Committees of the Board of Directors

The Board of Directors of the Corporation has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee. The Audit Committee of the Board of Directors is comprised solely of directors who meet the applicable NASDAQ and SEC standards for independence of audit committee members and possess the requisite knowledge or experience to serve on the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors on February 10, 2004. The charter is available on the Corporation’s website at www.peoplesbanknet.com. Click on the “Investor Relations” link and then click on the “Audit Committee” link in the right-hand margin. The current members of the Audit Committee are Donald H. Warner, Chairman, D. Reed Anderson, Esquire, and William H. Simpson. The Audit Committee met four times during 2007. The principal duties of the Audit Committee, as set forth in its charter, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities, and appointing the Corporation’s independent registered public accountant. The Audit Committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

William H. Simpson has been designated by the Board as the Audit Committee financial expert. In designating Mr. Simpson as the Audit Committee financial expert, the Board considered his qualifications in light of the rules of the SEC and NASDAQ.

Compensation Committee. All members of the Compensation Committee are independent under applicable NASDAQ and SEC standards. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors on February 24, 2004. The charter is available on the Corporation’s website at www.peoplesbanknet.com. Click on the “Investor Relations” link and then click on the “Compensation Committee” link in the right-hand margin. The current members of the Compensation Committee are Rodney L. Krebs, Chairman, D. Reed Anderson, Esquire, MacGregor S. Jones, William H. Simpson, Dallas L. Smith, Donald

H. Warner, and Michael L. Waugh. The Compensation Committee met nine times during 2007. The principal duties of the Compensation Committee include evaluating and approving compensation plans, policies, and programs for the executive officers of the Corporation and its subsidiaries.

Corporate Governance and Nominating Committee. All members of the corporate Governance and Nominating Committee are independent under applicable NASDAQ and SEC standards. The Corporate Governance and Nominating Committee operates pursuant to a written charter adopted by the Board of Directors on February 24, 2004. The charter is available on the Corporation’s website at www.peoplesbanknet.com. Click on the “Investor Relations” link and then click on the “Corporate Governance” link in the right-hand margin. Members of the Corporate Governance and Nominating Committee are Rodney L. Krebs, Chairman, D. Reed Anderson, Esquire, William H. Simpson, MacGregor S. Jones, Dallas L. Smith, Donald H. Warner, and Michael L. Waugh. The Corporate Governance and Nominating Committee met twice during 2007. The principal duties of the Corporate Governance and Nominating Committee include developing and recommending to the Board criteria for selecting qualified director candidates, identifying individuals qualified to become Board members, evaluating and selecting, or recommending to the Board, director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to the Corporation and providing oversight in the evaluation of the Board and each committee.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become members of the Board of Directors and to recommend such individuals to the Board of Directors for consideration and nomination. The Corporate Governance and Nominating Committee and the Board of Directors endeavor to recruit and retain Board members that demonstrate intellectual capacity, strong interpersonal skills, good business instinct, objectivity and the highest level of personal and professional integrity. When evaluating current members of the Board of Directors and prospective candidates for the Board of Directors, the Committee seeks to balance the skill sets and attributes of existing Board members with the need for other complementary skills, talents and qualities that will position the Corporation to successfully implement its strategic vision.

In addition to requiring that each existing director and candidate for nomination possesses unquestionable character and a commitment to contribute to the success of the Corporation and the stewardship of the community, the Corporate Governance and Nominating Committee’s evaluation of director candidates includes an assessment of issues and factors regarding the individual’s education, business experience, accounting and financial expertise, age, diversity, reputation, civic and community relationships and knowledge and experience in matters that impact diversified community financial institutions. The Committee will also take into account the director candidate’s ability to devote adequate time to corporate matters, including being prepared for, and participating in, all Board of Directors and committee meetings. When the Corporate Governance and Nominating Committee is considering current members of the Board of Directors for nomination for reelection, the Committee considers prior performance as well as meeting attendance records.

The current practice of the Corporate Governance and Nominating Committee is to identify potential director candidates through a variety of sources. The Committee considers recommendations made by current or former directors or members of executive management. Potential candidates also may be identified through contacts in the business, civic, academic, legal and non-profit communities. The Chairman of the Corporate Governance and Nominating Committee determines how to approach director candidates.

Regarding new director candidates, the Corporate Governance and Nominating Committee will evaluate whether the nominee is independent, as independence is defined under applicable NASDAQ and SEC Rules, and whether the nominee meets the qualifications for director outlined above as well as any special qualifications applicable to membership on any committee on which the nominee may be appointed to serve if elected. A majority of the Board of Directors must meet the criteria for “independence” established by NASDAQ, and the Committee will consider any conflicts of interest that might impair that independence.

The Corporate Governance and Nominating Committee will consider recommendations by Codorus Valley Bancorp, Inc. shareholders of qualified director candidates for possible nomination by the Board. Shareholders may recommend qualified director candidates by writing to:

Harry R. Swift, Esq.

Corporate Secretary

Codorus Valley Bancorp, Inc.

P.O. Box 2887

York, PA 17405-2887

Submissions must include information regarding a candidate’s citizenship, age, background, business and personal addresses, qualifications, experience, principal occupation or employment, directorships and other positions held by the candidate in business, charitable and community organizations and his/her willingness to serve as a member of the Board of Directors. Based on a preliminary assessment of the candidate’s qualifications, the Corporate Governance and Nominating Committee may conduct interviews with, and request additional information from, the candidate.

Under its current practices, there are no differences in how the Corporate Governance and Nominating Committee evaluates a nominee for director based on whether the nominee is recommended by the Committee or by a shareholder.

The Board of Directors

The Board of Directors of Codorus Valley Bancorp, Inc. met seventeen times during 2007. There were twenty-six meetings of the Board of Directors of PeoplesBank, A Codorus Valley Company, the Corporation’s primary subsidiary, in 2007. All directors attended at least 75% of the meetings of the Boards of Directors and of the various committees on which they served. While the Corporation has no formal policy in place, directors are strongly encouraged to attend the Annual Meeting of Shareholders. All of our directors attended the 2007 Annual Meeting of Shareholders, and we anticipate that all directors will attend this year’s meeting.

Communicating with Directors

The Board of Directors has established a process for shareholders and other interested parties to communicate directly with the Chairman of the Board of Directors or other non-management directors individually or collectively, by submitting written correspondence to the following address:

Chairman of the Board of Directors (or name of individual, independent director)

c/o Harry R. Swift, Esq.

Corporate Secretary

Codorus Valley Bancorp, Inc.

P.O. Box 2887

York, PA 17405-2887

The Corporate Secretary may facilitate such direct communications with the Board of Directors or individual, independent directors by reviewing and summarizing such communications. All such communications will be referred to the Chairman of the Board of Directors or individual, independent directors for consideration unless otherwise instructed by the Board of Directors.

Nomination of Directors

Article 10, Section 10.1 of Codorus Valley Bancorp, Inc.’s Bylaws requires that nominations be made pursuant to timely notice in writing to the Secretary. To be timely, a shareholder’s notice must be delivered to or received at the principal executive offices of the Corporation not less than 90 days prior to the one year anniversary date of the preceding meeting of shareholders called to elect directors. The notice must provide the specific information required by Section 10.1 of the Bylaws. The Board is required to determine whether nominations have been made in accordance with the requirements of the Bylaws. If the Board determines that a nomination was not made in accordance with the Bylaws, the shareholder will be given an opportunity to cure any deficiency in accordance with the Bylaws. You may obtain a copy of the Corporation’s Bylaws by writing to Harry R. Swift, Esquire, Corporate Secretary, Codorus Valley Bancorp, Inc., P.O. Box 2887, York, PA 17405-2887. A copy of the Corporation’s current Bylaws has been filed with the Securities and Exchange Commission as Exhibit 3(ii) to Form 8-K filed November 15, 2007.

Submission of Shareholder Proposals

If a shareholder wants us to include a proposal in our Proxy Statement for presentation at our 2009 Annual Meeting of Shareholders, the proposal must be received by us c/o Harry R. Swift, Esq., Corporate Secretary, Codorus Valley Bancorp, Inc., P.O. Box 2887, York, PA 17405-2887, no later than December 11, 2008. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

If a shareholder proposal is submitted to the Corporation after December 11, 2008, it is considered untimely and, although the proposal may be considered at the annual meeting, it will not be included in the Corporation’s 2009 Proxy Statement. Written notice of shareholder proposals relating to the 2009 Annual Meeting, other than those intended for inclusion in the Corporation’s proxy statement, must be received at the Corporation’s principal executive offices no later than February 24, 2009.

PROPOSAL 1 – Election of Directors

Codorus Valley Bancorp, Inc.’s Bylaws provide that the Board of Directors consists of not less than five nor more than twenty-five persons. The Board of Directors is divided into three classes with directors elected to staggered three-year terms. Each class consists, as nearly as possible, of one-third of the directors. The Bylaws also provide that the directors of each class are elected for a term of three years, so that the term of office of one class of directors expires at the annual meeting each year. The Board of Directors determines the number of directors in each class.

A majority of the Board of Directors may increase the number of directors between meetings of the shareholders. Any vacancy occurring on the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death, or any other reason, may be filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy holds office until the expiration of the term of the class of directors to which he or she was appointed. There is a mandatory retirement provision in the Bylaws that provides for the retirement of directors at age 72.

The Board of Directors has fixed the number of directors at eight. There are three nominees for the Board of Directors for election at the 2008 Annual Meeting. The Board of Directors has nominated the following three persons for election to the Board of Directors, each for a three-year term:

Nominees for Class C Directors

For a Term of Three Years Until 2011

D. Reed Anderson, Esquire

MacGregor S. Jones

Larry J. Miller

Each of the nominees presently serves as a director.

In the event that any of the nominees are unable to accept nomination or election, proxy holders will vote proxies given pursuant to this solicitation in favor of other persons recommended by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees will be unable to serve as a director if elected.

The Board of Directors recommends a vote

FOR

All three nominees listed below

D. Reed Anderson, Esquire

MacGregor S. Jones

Larry J. Miller

Information about Nominees and Continuing Directors

Information, as of March 3, 2008, concerning the three nominees to the Board of Directors and the five continuing directors, appears below.

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held With Codorus Valley Bancorp, Inc. and Subsidiaries

Nominees - Class C – For a Term of Three Years Until 2011
D. Reed Anderson, Esquire (65)	1994	Attorney—at—Law, Stock and Leader; and Director of Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company

MacGregor S. Jones (62)	1993	Retired Automobile Dealer; and Director, Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company

Larry J. Miller (56)	1986	President, Chief Executive Officer, Vice Chairman and Director, Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company

Class B – Continuing Directors Until 2010

William H. Simpson (66)	2006

Vice Chairman of Susquehanna Real Estate L.P., previously served as President and Chief Executive Officer of Susquehanna Pfaltzgraff Co., and Director, Codorus Valley Bancorp, Inc. and PeoplesBank, a Codorus Valley Company

Donald H. Warner (69)	1990	President, Warners Motor Express, Inc. (moving and storage company); and Director, Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company

Michael L. Waugh (52)	2002	State Senator, 28th District of the Commonwealth of Pennsylvania; and Director, Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company

Class A - Continuing Directors Until 2009

Rodney L. Krebs (67)	1988	President, Springfield Contractors, Inc. (a heavy equipment/earth moving firm); and Chairman and Director, Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company

Dallas L. Smith (62)	1986	President, Bruce V. Smith, Inc. (a retail furniture corporation); and Director, Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company

SHARE OWNERSHIP

Principal Holders

The following table shows, to the best of our knowledge, those persons or entities who beneficially owned, as of March 3, 2008, more than 5% of the outstanding Codorus Valley Bancorp, Inc. common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
PeoplesBank, A Codorus Valley Company Trust and Investment Services Division Codorus Valley Corporate Center 105 Leader Heights Road York, PA 17403	225,101(2)	6.0%

(1)

Beneficial ownership of Codorus Valley Bancorp, Inc. common stock was determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding or relationship, or otherwise has or shares: (i) voting power, which includes power to vote or to direct the voting of the stock; or (ii) investment power, which includes the power to dispose of or to direct the disposition of the stock; or (iii) the right to acquire beneficial ownership within 60 days after March 3, 2008.

(2)

107,518 shares of common stock beneficially owned by the Bank are held in its fiduciary capacity. The Bank has sole voting and dispositive power over these shares of common stock. 385 shares of common stock beneficially owned by the Bank are shares for which the Bank exercises shared dispositive power and sole voting power. 116,376 shares of common stock beneficially owned by the Bank are shares for which the Bank exercises shared voting power and shared dispositive power. 822 shares of common stock beneficially owned by the Bank are shares for which the Bank exercises shared voting power and sole dispositive power. The Bank, in its fiduciary capacity, intends to cast all shares under its control FOR the election of the nominees for Class C Director.

Beneficial Ownership of Executive Officers, Directors and Nominees

The following table shows, as of March 3, 2008, the amount and percentage of Codorus Valley Bancorp, Inc. common stock beneficially owned by each director, each nominee, each named executive and all directors, nominees and executive officers of the Corporation as a group.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share. The percentage of all Codorus Valley Bancorp, Inc. common stock owned by each director, nominee or executive officer is less than 1% unless otherwise indicated.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership(1)		Percent of Class

Directors and Nominees

D. Reed Anderson, Esquire	27,122	(2)	—

MacGregor S. Jones	49,712	(3)	1.33%

Rodney L. Krebs	48,445	(4)	1.29%

Larry J. Miller	72, 462	(5)	1.94%

William H. Simpson	1,213		—

Dallas L. Smith	28,079	(6)	—

Donald H. Warner	16,889	(7)	—

Michael L. Waugh	132		—

Other Named Executives

Diane E. Hill, CPA	7,056	(8)	—

Harry R. Swift, Esquire	6,074	(9)	—

Jann Allen Weaver, CPA	9,763	(10)	—

All Officers and Directors as a Group (11 persons)	266,947	(11)	7.13%

(1)

Beneficial ownership of shares of Codorus Valley Bancorp, Inc. common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or who otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of the stock; or (ii) investment power, which includes the power to dispose or direct the disposition of the stock; or (iii) the right to acquire beneficial ownership within 60 days after March 3, 2008.

(2)	Includes 7,519 shares held in Mr. Anderson’s 401(k) plan and non-qualified stock options of 18,071.
(3)	Includes 8,872 shares held in Mr. Jones’ IRA, 29,753 shares held jointly with his spouse, 3,335 shares held in his spouse’s IRA and non-qualified stock options of 6,516.
(4)	Includes 5,519 shares held in Mr. Krebs’ IRA, 11,745 shares held jointly with his spouse, 9,379 shares held in a family limited partnership and non-qualified stock options of 18,071.

(5)

Includes 13,830 shares held jointly with Mr. Miller’s spouse, 429 shares held jointly with his mother, 1,125 shares held jointly with his daughter, 1,125 shares held jointly with his son, 1,110 shares held in Mr. Miller’s IRA and incentive stock options of 37,072.

(6)	Includes 731 shares held in Mr. Smith’s spouse’s IRA and non-qualified stock options of 18,071.
(7)	Includes 678 shares held in Mr. Warner’s IRA, and non-qualified stock options of 15,390.
(8)	Includes 195 shares held jointly with Mrs. Hill’s spouse, and incentive stock options of 6,835.
(9)	Represents Mr. Swift’s incentive stock options of 6,074.
(10)	Includes 577 shares held jointly with Mr. Weaver’s spouse, and incentive stock options of 9,186.
(11)

Includes 56,071 shares reported in Schedule 13 G, as amended, of the Trust and Investment Services Division of PeoplesBank, A Codorus Valley Company (28,318 shares are held for the benefit of MacGregor S. Jones, 26,643 shares are held for the benefit of Rodney L. Krebs, and 1,110 shares held for the benefit of Larry J. Miller.) Also includes 12,207 shares held by Codorus Valley Financial Advisors, Inc., a financial subsidiary of the Bank, for the benefit of MacGregor S. Jones.

Executive Officers

The following table provides information, as of March 3, 2008, about the Corporation’s executive officers.

Name	Age	Principal Occupation For the Past Five Years and Position Held with Codorus Valley Bancorp, Inc. and Subsidiaries

Larry J. Miller	56	President and Chief Executive Officer, and Vice Chairman of the Board, Codorus Valley Bancorp, Inc. and PeoplesBank, a Codorus Valley Company

Harry R. Swift, Esquire	60	Vice President, General Counsel, and Secretary, Codorus Valley Bancorp, Inc.; Chief Operating Officer, General Counsel, Secretary, and Executive Vice President, PeoplesBank, a Codorus Valley Company

Jann Allen Weaver, CPA	58	Treasurer/Assistant Secretary, Codorus Valley Bancorp, Inc.; Executive Vice President and Chief Financial Officer, PeoplesBank, a Codorus Valley Company

Diane E. Hill, CPA	37	Vice President and Auditor, Codorus Valley Bancorp, Inc. and PeoplesBank, a Codorus Valley Company

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (the “Committee”) has responsibility for establishing, implementing and continually monitoring adherence with the Corporation’s executive compensation philosophy, which is described below. This philosophy was formally adopted by the Committee and approved by the Board on February 13, 2007.

The Compensation Committee is charged with discharging the Board’s responsibilities relating to compensation of the Corporation’s executive officers. The Committee has overall responsibility for evaluating and approving officer compensation plans, policies, and programs for the Corporation. Specifically, the Committee establishes compensation for Named Executive Officers (meaning, for the purposes of these disclosures, Mr. Miller, the Corporation’s Chief Executive Officer, Mr. Weaver, the Corporation’s Chief Financial Officer, and Mr. Swift, the Corporation’s Secretary and General Counsel, who is the only other Named Executive Officer with compensation over $100,000), reviews the Corporation’s compensation programs, and oversees the implementation of the Corporation’s equity and cash compensation plans.

This Compensation Discussion and Analysis provides information concerning compensation for the Named Executive Officers of the Corporation and other executive officers of its principal subsidiary, PeoplesBank, a Codorus Valley Company. (References to executives of the “Corporation” in this discussion and analysis include executives of the Corporation’s subsidiaries.)

Compensation Committee Oversight

The Compensation Committee reviews the operation and effectiveness of the Corporation’s executive compensation program on a continuous basis, discussing current regulatory issues, industry trends, and internal Corporation needs with respect to executive compensation.

The Committee may request information from management about the Corporation, the performance of the business and the executive compensation program to evaluate effectiveness and to recommend executive compensation program modifications and changes for Board consideration. It may also recommend to the Board changes in the scope of its responsibilities to encompass employees and positions not currently designated as “executive” and which are, or become, critical positions in the Corporation. Although many compensation decisions are made in the first quarter of the fiscal year, the compensation planning process neither begins nor ends with any particular Committee meeting.

Role of Executive Officers in Compensation Decisions

Compensation Committee meetings typically have included not only the committee members, but also the Chief Executive Officer and the director of human resources. For compensation decisions relating to executive officers other than the Chief Executive Officer, the Committee considers recommendations from the Chief Executive Officer and the director of human resources. The Committee can exercise discretion in modifying any recommended adjustments or awards to executives which are made by the Chief Executive Officer and the director of human resources. The Chief Executive Officer is not present when the Committee discusses his compensation.

Compensation Philosophy and Objectives

The Corporation is committed to providing all of its executive officers, including the Named Executive Officers, with a comprehensive program of compensation and benefit opportunities consistent with the median level of prevailing practices among publicly-traded community banking and diversified financial services companies of the same or slightly larger asset size having similar market profiles and operating circumstances. The Committee used the results of compensation studies by Peter R. Johnson and Company and by Strategic Compensation Planning, Inc. to determine median practices. The Compensation Committee believes that this level of market competitiveness provides sufficient opportunity to attract, motivate, reward and retain the caliber of executive talent required to help the organization achieve its long-term strategic goals and objectives. In some instances, position values may be established based on compensation practices of larger institutions with which the Corporation competes for executive talent in its local and regional labor market. The Compensation Committee has the authority to retain and compensate such advisors as it deems necessary to fulfill its duties.

The executive compensation program is intended to provide participating executives with an array of fixed and performance-based variable compensation and benefits. The variable compensation features include annual cash incentives to reward short-term performance and may include other incentives, in the forms of cash and/or equity grants, to recognize the longer-term performance of the Corporation. Short- and longer-term incentives are designed to focus executives’ efforts on the strategic goals and objectives of the Corporation and to link executives’ financial rewards with the interests of the Corporation’s shareholders. The Corporation endorses the philosophy that executive compensation should reflect the Corporation’s performance and the contribution of such officers to that performance. The executive compensation program is designed to support the Corporation’s core values and strategic objectives by linking award opportunities to assigned goals and objectives as well as individual executive performance. Moreover, the compensation philosophy is intended to align the interests of management with those of the Corporation’s shareholders.

While fixed compensation features (salary, certain benefit provisions) are set at the median of industry practice, the variable incentive award opportunities allow executives to earn total compensation over time which is well above the median of industry norms (around the 75th percentile as recommended by Strategic Compensation Planning, Inc.), when their individual and collective performances exceed established goals and objectives as outlined in the Corporation’s strategic plan or goals and objectives established for their positions.

Components of Executive Compensation

The Corporation’s executive compensation program has seven (7) components:

•

A base salary set at the median level of practices among similar organizations for positions of comparable scope and responsibility. Specific salary levels are established for each executive based on the position’s relative worth to the

Corporation and on the individual’s qualifications, experience in comparable positions and recent performance. Changes in market value of the job are considered when determining annual salary increases, but increases are based primarily on the most recent performance of the individual.

•	Participation in the Corporation’s all-employee health and welfare benefits programs under the same terms and conditions afforded all other employees.

•

An annual cash incentive award opportunity based on a combination of corporate, business unit/function and individual performances measured against the Corporation’s strategic plan and/or other goals and objectives approved by the Board of Directors.

•

Longer-term incentive award opportunities, which may include intermediate-term incentive plans designed to reward executives with cash or equity based on the performance trend of the Corporation over a designated time period, e.g. 3-5 years, and traditional long-term incentives, usually in the form of equity compensation.

•

Perquisites are a smaller, less significant feature in the program, but, consistent with industry practices, they may include use of a company-provided vehicle, club memberships, financial planning services, or executive medical services for some or all of the Corporation’s executive positions.

•

For designated executives, based on the position’s relative worth to the Corporation, an employment contract defining the terms and conditions of the executive’s relationship with the Corporation and the rewards to be afforded the executive. In some instances, the executive will have a change of control severance agreement in lieu of an employment contract.

•

For designated executives, based on the position’s relative worth to the Corporation, participation in non-qualified benefit plans, such as the supplemental executive retirement plan and other supplemental insurances.

Assessing Industry Competitiveness

The types and levels of compensation included in the Corporation’s executive compensation program are consistent with current features and trends among similar size and type organizations nationally and regionally, as defined by the Compensation Committee and provided by Strategic Compensation Planning, Inc. The executive compensation study performed by Strategic Compensation Planning, Inc. assisted the Committee in assessing the Corporation’s competitiveness in the executive compensation area.

The Compensation Committee periodically reviews national and regional compensation practice survey reports for community banking and diversified financial services companies with assets of approximately $500 million to $1 billion, representing institutions that are somewhat smaller and somewhat larger than the Corporation to determine current compensation program effectiveness. This asset range will be modified from time to time as the Corporation’s circumstances change.

Setting Executive Compensation

The Committee views the components of executive compensation as related but distinct. Although the Committee reviews total compensation of its executive officers, the Committee does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The Committee determines the appropriate level for each compensation component based in part, but not exclusively, on competitive analysis provided by the Committee’s external advisor, Strategic Compensation Planning, Inc., consistent with its hiring and retention goals, its view of internal equity and consistency, overall Corporation performance and other considerations that the Committee deems relevant. To this end, the Committee reviews surveys of executive compensation information for the peer group of financial service companies identified below (collectively the “Compensation Peer Group”) when making executive compensation decisions.

The Compensation Peer Group, which is used to assist the Committee in determining compensation program competitiveness and which is periodically reviewed and updated by the Committee, consists of companies which represent organizations similar in size and type to the Corporation. The companies comprising the Compensation Peer Group for 2006 and 2007 are:

American Bank Inc. AmeriServ Financial, Inc. DNB Financial Fidelity D & D Bancorp. First Chester County Leesport Financial Corp. Penns Wood Bancorp.	Penseco Financial Services QNB Corp. Union National Financial Corp. BCSB Bankcorp Tri-County Financial Corp. Centra Financial Holdings Premier Financial Bancorp

The Committee’s intent is to perform, at least annually, a strategic review of its executive officers’ overall compensation packages to determine how they compensate the executive officers relative to comparable officers in other Compensation Peer Group companies. The Compensation Committee’s most recent overall review occurred on December 26, 2007.

At the senior-most levels, the Committee designs incentive compensation to reward company-wide performance by tying awards primarily to earnings growth. At lower levels, the Committee designs incentive compensation to reward the achievement of specific operational goals within areas under the control of the relevant employees, although company-wide performance is also a factor.

The Compensation Committee has not adopted any formal policy or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Awards in the form of incentive compensation are granted as a result of the performance of the Corporation or the individual, depending on the type of award, compared to established goals. Historically, and in 2007, the Committee has granted a majority of total compensation to Corporation executives in the form of base salary and cash bonuses. The Committee engaged in a thorough review of the Corporation’s executive compensation program during 2006. It engaged and instructed Strategic Compensation Planning, Inc., a well recognized consulting firm, to perform a study of the compensation of executive management at the Corporation and at comparable companies and for research, survey information and design expertise in reviewing the Corporation’s executive compensation program. Based on the results of this study, the Committee plans, over time, to move toward a program that is more balanced among cash, non-cash and incentive elements. While the Committee used the information provided by the Committee’s external advisors in setting cash compensation for 2008, other elements of a balanced compensation program have not yet been implemented.

Executive Compensation Components

For the fiscal year ended December 31, 2007, the compensation components for Named Executive Officers were:

•	base salary;
•	performance cash bonuses;
•	retirement and other benefits; and
•	perquisites and other personal benefits.

For 2008, compensation components remain the same. As previously stated, the Committee’s intent is to move toward a compensation strategy which balances cash, non-cash and incentive elements.

Base Salary

The Corporation provides Named Executive Officers and other employees with a base salary. Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income. The Corporation wants to provide its executive management with a level of assured cash compensation in the form of base salary that facilitates an appropriate lifestyle given their professional status and accomplishments. Base salary ranges for Named Executive Officers are determined for each executive based on his or her position and responsibility by using market data provided by the executive compensation consultant. With the exception of the Corporation’s Chief Executive Officer, base salary ranges are designed so that salary opportunities for a given position will be between 35% above or 35% below the midpoint of the base salary established for each position. The Chief Executive Officer’s base salary range is designed so that his salary opportunity will be between 37.5% above or 37.5% below the midpoint of the base salary established for his position.

During its review of base salaries for executives, the Committee primarily considers:

•	market regional data provided from time to time by outside consultants;
•	internal review of the executive’s compensation, both individually and relative to the other executive officers; and
•	individual performance of the executive in meeting assigned goals and objectives.

Specifically, in establishing base salaries for 2007, the Committee considered the following accomplishments:

•	the Corporation earned $5.3 million in 2006, an increase of 15% compared with 2005;
•	the Corporation achieved its 2006 earnings per share goal;
•	the Corporation’s assets grew 15% in 2006 compared with 2005;
•	the Bank continued to enhance its credit risk profile and overall asset quality remained strong;
•	executive management continued its commitment to enhance alternative sources of income; and
•	the Corporation’s relationship with its regulators remained strong.

For 2008, the Committee set base salaries for the Named Executive Officers as follows: Mr. Miller, $270,000 (increase of $20,000 or 8%); Mr. Swift, $190,000 (increase of $6,000 or 3.2%); and Mr. Weaver, $114,000 (increase of $5,000 or 4.6%). In establishing these base salaries, the Committee considered the following accomplishments in addition to the accomplishment of individual goals and objectives:

•	the Corporation earned $6.4 million in 2007, an increase of 20% compared with 2006;
•	the Corporation achieved its 2007 earnings per share goal;
•	the Corporation assets grew 8% in 2007 compared with 2006;
•	the Bank continued to enhance its credit risk profile and overall asset quality remained strong;
•	executive management continued its commitment to enhance alternative sources of income; and
•	the Corporation’s relationship with its regulators remained strong.

Salary levels are typically considered annually as part of the Corporation’s performance review process, as well as upon promotion or other changes in job responsibility.

Performance Cash Bonuses

On February 13, 2007, the Committee adopted and the Board approved a formal Leadership Cash Incentive Plan (the “LCIP”) to be applied in calculating cash incentive bonuses for fiscal year 2007 and thereafter. This plan provides guidelines for the calculation of annual cash incentive compensation, subject to the Committee’s oversight and modification. The LCIP includes various incentive levels based on the participant’s accountability and impact on the Corporation’s operations, with target awards that are established as a percentage of base salary. The Committee used information provided by Strategic Compensation Planning, Inc. to determine targeted percentages.

The Committee established the following guidelines for performance bonuses for fiscal year 2007:

•	No payment will be made under the LCIP unless the Corporation achieves the minimum performance level which, for fiscal year 2007, was defined as 90% of budgeted net income; and
•	The Incentive Pool for fiscal year 2007 will be equal to 30% of any positive difference between the Corporation’s net income and 90% of budgeted net income.

On December 26, 2007, the Committee adopted and the Board approved an amendment to the LCIP. The amendment provides that the incentive pool will not exceed 35% of the aggregate base salaries of all participants; however, a participant may receive more than 35% of base salary through cash incentives or cash bonuses. This amendment was made in response to market competition for certain positions.

Cash Bonus awards made to Named Executive Officers for the 2006 fiscal year are reflected in column (d) of the Summary Compensation Table on page 27. LCIP awards made to Named Executive Officers for the 2007 fiscal year are reflected in column (g) of the Summary Compensation Table on page 27.

Stock Incentive Plans

The Corporation maintains a 2000 Stock Incentive Plan. The purpose of the plan is to advance the development, growth and financial condition of the Corporation. The plan provides incentives for executive performance through participation of executives in the appreciation of capital stock of the Corporation and also assists the Corporation to secure, retain and motivate personnel responsible for the operation and management of the Corporation.

The Committee strongly supports share ownership by its executives. The Committee believes that the ownership of shares of the Corporation’s stock by the management team properly aligns management’s financial interests with the interests of the Corporation’s shareholders. The Committee believes that payment of this form of incentive helps to fulfill this goal.

The Plan provides for awards of qualified stock options and non-qualified stock options to officers and other employees. The Committee administers the 2000 Stock Incentive Plan.

Persons eligible to receive awards under the 2000 Stock Incentive Plan are those key officers and other management employees of the Corporation as determined by the Committee.

The Corporation made no awards to Named Executive Officers under the 2000 Stock Incentive Plan during 2007. The decision to refrain from making awards was based in part on the tax considerations described on page 26 under the heading, “Accounting for Stock-Based Compensation”. On December 31, 2007, there were 38,932 shares available for future issuance under the 2000 Stock Incentive Plan. While there were no awards to Named Executive Officers in 2007, in the past, the proximity of any awards to earnings announcements or other market events was coincidental.

In 2007, the shareholders approved a Long-Term Incentive Plan (the “LTIP”), which reserves 175,000 shares of the Corporation’s common stock (subject to future adjustments for stock splits and stock dividends) for issuance to all employees, including the Named Executive Officers. The LTIP provides for many forms of equity awards including incentive stock options, non-statutory stock options, restricted stock awards, stock appreciation rights, and stock awards. No awards have yet been granted under the LTIP based, in part, on the tax considerations discussed above.

Employee Stock Bonus Plan

In 2001, the Corporation implemented an Employee Stock Bonus Plan, administered by non-employee members of the Corporation’s Board of Directors, under which the Corporation may issue shares of its common stock to employees as performance-based compensation. As of December 31, 2007, 13,689 shares of common stock were reserved for possible issuance under this plan, subject to future adjustment in the event of specified changes in the Corporation’s capital structure. No shares of stock were issued to Named Executive Officers under the Employee Stock Bonus Plan during 2007.

401(k) Retirement Plan

The Bank maintains and sponsors a defined contribution 401(k) savings and investment plan. The 401(k) plan is administered by a committee which is appointed by the Board of Directors. The 401(k) plan is subject to the Internal Revenue Code of 1986, as amended, and to the regulations promulgated thereunder. Participants are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974, as amended.

Each Bank employee who attains the age of 21, successfully completes any probationary period(s), and if a part time employee, completes 1,000 hours of service per year, may participate in the 401(k) plan. An eligible employee may elect to contribute certain portions of salary, wages, commissions, or other direct remuneration to the 401(k) plan. Generally, eligible employees may not contribute more than 50% of their compensation. In 2007, the Bank matched 50% of the first 6% of the employee’s contributions. The Bank’s contributions to the 401(k) plan for each participant vest after three years of service. The employee’s contributions to the 401(k) plan vest immediately.

Perquisites and Other Personal Benefits

The Corporation provides Named Executive Officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program and to better enable the Corporation to attract and retain superior employees for key positions. The Corporation’s Chief Executive Officer and General Counsel are provided the use of Corporate automobiles. In addition, the Corporation’s Chief Executive Officer is provided with membership in the Outdoor Country Club of York County. The Committee wants to encourage the Chief Executive Officer to belong to a golf or social club so that he has an appropriate entertainment forum for customers and appropriate interaction with the business community.

Attributed costs of the perquisites described above for each Named Executive Officer for the fiscal year ended December 31, 2007 were less than $10,000.

Officer Group Term Replacement Plans

The Company provides an officers’ life insurance program for certain executives, including the Named Executive Officers. This program provides a death benefit to the officer’s beneficiary in an amount equal to three times base salary. The premiums for this program were paid in 1998 in a one-time, lump sum payment in an aggregate amount equal to $1,396,000, of which $551,000, $545,000, and $300,000 was paid for Messrs. Miller, Swift, and Weaver. Under this Program, the Bank is the beneficiary of any death proceeds remaining after an officer’s death benefit is paid to his or her beneficiary. The Committee believes that this benefit helps the Corporation attract and retain talented individuals to the executive management team. It also believes that it is an appropriate compensation strategy to provide for the continuing lifestyle of the executives’ families in the case of death.

Senior management also participates in the Corporation’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, short and long-term disability insurance, Employee Stock Purchase Plan participation, and discounts on the Corporation’s products and services. In certain limited situations, relocation benefits are reimbursed, but reimbursements are individually negotiated when the situation arises.

Employment Agreement

On December 27, 2005, the Corporation, the Bank and Mr. Miller entered into an employment agreement for a term of three years, which term renews automatically for an additional 12 months at the end of each calendar year unless the Corporation and the Bank provide written notice to Mr. Miller of non-renewal. The agreement was amended on November 27, 2007 for the purpose of complying with provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations implementing that Code Section. Under the terms of his employment agreement, Mr. Miller serves as the President and Chief Executive Officer of the Corporation and of the Bank and as a member of the Boards of Directors of the Corporation and of the Bank.. The agreement also contains a confidentiality provision and a non-competition provision that prohibits Mr. Miller from competing with the Corporation or with its financial subsidiary, PeoplesBank, within fifty miles of the Bank’s registered office for a period of one year following his termination of employment for any reason other than a change of control.

Pursuant to his employment agreement, Mr. Miller was entitled to an annual direct salary of $250,000 in 2007. This salary was increased to $270,000 in 2008 and may be increased in subsequent years as the Boards of Directors of the Corporation and the Bank deem appropriate. In addition, the Boards of Directors have discretion to pay a periodic bonus to Mr. Miller. Mr. Miller is not entitled to receive director’s fees or other compensation for serving on the Corporation’s or the Bank’s Board of Directors or their committees. Mr. Miller is also entitled to receive the employee benefits made available to Bank employees, to use a vehicle provided by the Bank and for reimbursement for country club dues.

The agreement with Mr. Miller provides that if his employment is terminated by the Corporation or the Bank due to death, disability or “for cause”, then he is entitled to the full annual direct salary and any accrued benefits through the date of termination. “For cause” termination includes termination for willful failure to perform his duties, engaging in misconduct injurious to the Corporation or the Bank, violation of certain terms of the employment agreement, dishonesty or gross negligence in the performance of his duties, violation of banking laws and regulations, failure to win election or to serve on the Board of Directors of the Corporation or moral turpitude which brings public discredit to the Corporation or the Bank. If Mr. Miller’s employment is terminated by the Corporation or the Bank other than pursuant to death, disability or “for cause”, then he is entitled to a lump sum payment equal to his full annual direct salary from the date of termination through the last day of the term of the agreement, or an amount equal to his current annual direct salary, whichever is greater and a continuation of employee benefits for one year. If Mr. Miller terminates his employment for “good reason”, then he is entitled to an amount equal to his direct annual salary and a continuation of employee benefits for one year. “Good reason” includes reduction in title or responsibilities, geographic reassignment, removal from office, reduction in salary or benefits, failure to extend the term of the agreement or any other material breach of the agreement by the Corporation or the Bank. If Mr. Miller’s employment is terminated as a result of a change in control of the Corporation and the Bank, he is entitled to receive a lump sum payment equal to three times the sum of his then current direct annual salary and the highest bonus paid to him with respect to one of the last three years of employment, and he will continue to receive all benefits to which he was previously entitled for a period of three years. Change of control includes a more than fifty percent change in ownership of the Corporation or the Bank, a change in effective control of the Corporation or the Bank or a change in ownership of a substantial portion of the Corporation’s or the Bank’s assets. (Change of control is determined consistently under all of the Corporation’s and Bank’s plans and employment agreements.)

In the event the amounts and benefits payable under the agreement as a result of change of control when added to all other benefits and amounts which may become payable to Mr. Miller by the Corporation and/or the Bank are such that they become subject to Section 280G of the Internal Revenue Code and, therefore, to the excise tax provisions of Section 4999 of the Internal Revenue Code, then Mr. Miller is to be paid the additional amount necessary to reimburse him for the economic detriment of the excise tax. If the amounts and benfits paid under the agreement are subject to Section 280G, they are not deductible by the Corporation.

An employment agreement provides the Corporation with a reasonable expectation of an executive’s continued dedication and loyalty to the Corporation. Additionally, the Committee believes that the Corporation should provide reasonable severance benefits to its Chief Executive Officer. These severance arrangements are intended to provide the Chief Executive Officer with a sense of security in making the commitment to dedicate his or her professional career to the success of the Corporation. These severance benefits should reflect the fact that it may be difficult for the Chief Executive Officer to find comparable employment within a short period of time.

Information regarding applicable payments under the employment agreement for Mr. Miller is provided in the chart describing payments to Mr. Miller in the case of termination of employment or change of control on page 33.

Long-Term Nursing Care Agreement

On December 27, 2005, the Corporation and the Bank entered into a Long-Term Nursing Care Agreement with Mr. Miller. The agreement provides that the Corporation will pay the premiums on a long-term nursing care insurance policy for Mr. Miller and his spouse. The policy was purchased on May 27, 2003. The agreement was amended on November 27, 2007 to comply with IRS regulations implementing section 409A of the Internal Revenue Code. Pursuant to the agreement, upon a change in control, the Corporation will accelerate the ten-year annual premiums due on the policy.

The cost of long-term nursing care is a growing concern among executives as they transition through life phases. The Committee believes that good health care planning reduces the amount of time and attention that Mr. Miller must spend on that topic and maximizes the net financial reward to Mr. Miller of the compensation he received from the Corporation.

Change of Control Agreements

The Named Executive Officers and other employees have built the Corporation into the successful enterprise that it is today, and the Committee believes that it is important to protect them in the event of a change of control. Further, it is the Committee’s belief that the shareholders will be best served if the interests of the senior management are aligned with the interests of the shareholders. Providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of shareholders. Relative to the overall value of the Corporation, these potential change of control benefits are relatively minor. The level of change of control benefits are based on industry practices and negotiations with the Named Executive Officers.

On December 27, 2005, the Corporation, the Bank, and Harry R. Swift, Esquire, Secretary and Vice President of the Corporation and General Counsel, Chief Operating Officer, Executive Vice President, and Secretary of the Bank, entered into a change of control agreement. On that same date, the Corporation, the Bank and Jann Allen Weaver, CPA, Treasurer/Assistant Secretary of the Corporation and Executive Vice President and Chief Financial Officer of the Bank entered into a similar agreement. These agreements provide certain benefits to Mr. Swift and Mr. Weaver in the event of a change of control of the Corporation or the Bank or other specified events. On November 27, 2007 the agreements were amended to comply with regulations implementing Section 409A of the Internal Revenue Code.

The agreements provide that upon termination of employment in connection with a change of control, Mr. Swift and Mr. Weaver will receive lump sum payments equal to the present value of their respective compensation determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended, in effect on the date of termination of employment; and they will continue, for a certain time period, their eligibility to participate in all employee benefit plans and programs in which they were previously entitled to participate. Compensation is the sum of the individual’s current direct annual salary and the highest bonus paid with respect to one of the last three years of employment. Mr. Swift will receive a lump sum based on two and one-half times his compensation and will be eligible to participate in benefit plans and programs for 30 months. Mr. Weaver will receive a lump sum based on one times his compensation and will be eligible to participate in benefit plans and programs for 12 months.

In addition, in the event the amounts and benefits payable to Mr. Swift under his agreement, when added to all other benefits and amounts which may become payable to Mr. Swift by the Corporation and/or the Bank, are such that they become subject to Section 280G of the Internal Revenue Code and therefore to the excise tax provisions of Section 4999 of the Internal Revenue Code, then Mr. Swift is to be paid the additional amount necessary to reimburse him for the economic detriment of the excise tax. If benefits and amounts paid under the agreement are subject to Section 280G, they are not deductible by the Corporation.

Salary Continuation Agreements - Supplemental Executive Retirement Plans (SERPS)

On October 1, 1998, the Bank entered into salary continuation agreements (SERPS) with Larry J. Miller, Harry R. Swift, Esquire, and Jann Allen Weaver, CPA, which were subsequently amended on December 27, 2005. These agreements provide for certain payments to these named executives following the executive’s normal retirement date and continuing for 240 months for Mr. Miller and for 180 months for Messrs. Swift and Weaver. The agreements contain provisions for early retirement, disability benefits, death benefits and payments on specified changes of control. The agreements also contain non-competition provisions. The estimated amounts due each Named Executive Officer are stated in the tables on pages 33, 34 and 35.

The non-competition provision contained in Mr. Miller’s and Mr. Swift’s plans prohibit them from competing with the Corporation or with its financial subsidiary, PeoplesBank, within fifty miles of the Bank’s registered office for a period of three years following a termination of employment for any reason other than a change of control. However, Mr. Swift’s agreement permits him to engage in the private practice of law following termination.

The non-competition provision contained in Mr. Weaver’s plan prohibits him from competing with the Corporation or with its financial subsidiary, PeoplesBank, within twenty-five miles of the Bank’s registered office for a period of one year following his termination of employment for any reason other than a change of control.

Payments due under the plans vest gradually over a period of time. Thus, the plans serve to encourage longevity. The Committee believes that it is appropriate to reward long-term executives with benefits that provide for a retirement life style commensurate with that they experienced during their professional careers.

Supplemental Long-Term Disability Program

The Company provides supplemental long-term disability insurance for certain of our executives, including Messrs. Miller and Weaver. The individual policies are designed to supplement coverage, in the event of a disability, to bridge the gap between payments under the Company’s general short- and long-term plans and the executive’s salary.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows the deductibility of any compensation over $1 million per year paid to the Chief Executive Officer and the other four most highly compensated executive officers, unless certain criteria are satisfied. No executive officer of the Corporation received compensation in excess of such amount.

Accounting for Stock-Based Compensation

Historically, the primary form of equity compensation that the Corporation awarded consisted of non-qualified stock options. The Corporation selected this form because of the favorable accounting and tax treatment to the Corporation and because of the Corporation’s perception that employees in the Corporation’s industry expect to receive stock options. However, beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. As a result, the Corporation is currently assessing the desirability of granting shares of restricted stock to employees, particularly to members of senior management. Restricted stock would provide an equally motivating form of incentive compensation while permitting the Corporation to issue fewer shares, thereby reducing potential dilution.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Rodney L. Krebs, Chairman

D. Reed Anderson, Esquire

MacGregor S. Jones

William H. Simpson

Dallas L. Smith

Donald H. Warner

Michael L. Waugh

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2007. The Corporation has entered into an employment agreement with its Chief Executive Officer which is described beginning on page 22.

Payments characterized as “Non-equity Incentive Plan Compensation” payments for fiscal year ended December 31, 2007 were determined by the Committee at its January 22, 2008 meeting based on 2007 Corporation performance and were paid on February 1, 2008. There were no Stock Awards or other bonuses paid or earned in the fiscal year ended December 31, 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($) (6)	All Other Compen-sation ($) (2), (3) (4), (5)	Total ($)
Larry J. Miller, Vice Chairman, President and Chief Executive Officer	2006 2007	230,000 250,000	37,185 —	— —	50,376 33,587	— 65,037	88,224 93,848	31,973 32,588	437,758 475,060
Harry R. Swift, Esquire, Executive Vice President, General Counsel, Cashier	2006 2007	178,000 184,000	25,014 —	— —	— —	— 48,013	49,331 51,519	8,132 8,916	260,477 292,448
Jann A. Weaver, CPA, Executive Vice President and Chief Financial Officer	2006 2007	104,000 109,000	18,005 —	— —	— —	— 27,501	28,379 30,209	7,446 7,834	157,830 174,544

(1)

The amount in column (f) reflects the amount recognized for financial statement purposes for the fiscal years ended December 31, 2006 and 2007, in accordance with FAS 123(R), of awards pursuant to the 2000 Stock Incentive Plan and thus, includes amounts from awards granted prior to 2007. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2005, 2006 and 2007 are included in footnote 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2007, included in the Corporation’s Annual Report filed on Form 10-K filed with the SEC on or around March 24, 2008.

(2)	The amounts reflected in column (i) include, for each Named Executive Officer:
•

matching contributions allocated by the Corporation to each Named Executive Officer pursuant to the Corporation’s 401 (k) Retirement Plan which is more fully described on page 21 under the heading “401k Retirement Plan” (2006: Mr. Miller, $6,600; Mr. Swift, $4,929; Mr. Weaver, $3,120) (2007: Mr. Miller, $6,750; Mr. Swift, $5,520; Mr. Weaver, $3,270);

•

the incremental cost attributable to certain tax benefits provided pursuant to an Officer Group Term Replacement Plan which provides each Named Executive Officer and other members of executive management with a death benefit equal to three times annual base salary (2006: Mr. Miller, $2,410; Mr. Swift, $1,876 and Mr. Weaver, $976) (2007: Mr. Miller, $2,315; Mr. Swift, $1,968; and Mr. Weaver, $1,064);

•

an incremental cost attributable to the annual expenses of the Change of Control and Supplemental Retirement Trust established for the benefit of the Named Executive Officers and other members of executive management at the Hershey Trust Company (2006: Mr. Miller, $300; Mr. Swift, $200; and Mr. Weaver, $200) (2007: Mr. Miller, $275; Mr. Swift, $183; and Mr. Weaver, $183);

•	imputed cost of life insurance (2006: Mr. Miller, $1,083; Mr. Swift, $1,127; and Mr. Weaver, $574) (2007: Mr. Miller, $1,279; Mr. Swift, $1,245; Mr. Weaver, $645).

(3)	In addition to the items noted in footnote (2) above, the amount in column (i) reflects:

•	the cost of long-term health care insurance for Mr. Miller (2006: $16,675) (2007, $16,680), which is described on page 24 under the heading “Long-Term Nursing Care Agreement”;

•	well-day payments to Mr. Miller (2006: $4,423) (2007: $4,808) and Mr. Weaver (2006: $2,000) (2007: $2,096) under the Corporation’s well-day program; and

•	Supplemental disability insurance premiums for Mr. Miller ($481 annually) and Mr. Weaver ($576 annually).

(4)	The amount attributable to perquisites for 2006 and 2007 for each Named Executive Officer is less than $10,000.

(5)

The incremental cost attributable to Corporation-provided automobiles (calculated in accordance with Internal Revenue Service guidelines) are included on the W-2 of named executives who receive such benefits. Each such named executive is responsible for paying income tax on such amount.

(6)

Column (h) reflects change from December 31, 2005 to December 31, 2006, and from December 31, 2006 to December 31, 2007 in the present value of future benefits under a Supplemental Executive Retirement Plan (SERP).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (1)

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expira- tion Date	Numberof Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Larry J. Miller	6,514 4,653 11,257 9,315	2,840 (3) 17,365 (4)		$12.0481 $11.3207 $10.3936 $16.2484 $16.0674	11/24/2008 12/28/2009 12/11/2011 06/22/2014 06/14/2015
Harry R. Swift	1,328 2,431 2,315			$11.3207 $16.2484 $16.0674	12/28/2009 06/22/2014 06/14/2015
Jann A. Weaver	3,259 2,328 2,112 2,431 2,315			$11.5876 $11.3207 $10.3936 $16.2484 $16.0674	12/22/2008 12/28/2009 12/11/2011 06/22/2014 06/14/2015
(1)	Includes shares issued under Codorus Valley Bancorp, Inc.’s expired 1996 Stock Incentive Plan and 2000 StockIncentive Plan.
(2)	As adjusted for stock dividends distributed through December 31, 2007.
(3)	Options for 2,840 shares vest January 2, 2008.
(4)

Options for 2,493 shares vest January 1, 2008. Options for 4,631 shares vest January 1, 2009. Options for 4,630 shares vest January 1, 2010. Options for 4,631 shares vest January 1, 2011. Options for 980 shares vest January 2, 2012.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry J. Miller	47,888(1), (2)	$327,938.51	None	None
Harry R. Swift	1,000 (2)	$ 7,579.30	None	None
(1)	Adjusted for all stock dividends distributed through the date of exercise.
(2)	Reflects the exercise of options issued under Codorus Valley Bancorp, Inc.’s expired 1996 Stock Incentive Plan.

PENSION BENEFITS TABLE

	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Larry J. Miller	Supplemental Executive Retirement Plan	9 years, 3 months	$596,560 (2)	None
Harry R. Swift	Supplemental Executive Retirement Plan	9 years, 3 months	$315,541 (3)	None
Jann A. Weaver	Supplemental Executive Retirement Plan	9 years, 3 months	$184,304 (4)	None

(1)	The terms and provisions of the Supplemental Executive Retirement Plans are described on page 25.
(2)	The SERP provides a benefit to Mr. Miller at normal retirement at age 60 in the amount of $100,000 per year payable in monthly installments for a total of 20 years.
(3)	The SERP provides a benefit to Mr. Swift at normal retirement at age 65 in the amount of $75,000 per year payable in monthly installments for a total of 15 years.
(4)	SERP provides a benefit to Mr. Weaver at normal retirement at age 65 in the amount of $55,000 per year payable in monthly installments for a total of 15 years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation to be paid to each Named Executive Officer of the Corporation in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, early retirement, involuntary, not-for-cause termination, for cause termination, termination following a change of control and in the event of disability or death of the executive are shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executive upon his termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Corporation.

Payments Made Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts may include:

•	non-equity incentive compensation earned during the fiscal year;
•	unused vacation pay; and
•	amounts accrued and/or vested through the Corporation’s Supplemental Executive Retirement Plan.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items identified above:

•	all outstanding options will continue to vest pursuant to their terms, and he will retain such options for the remainder of their terms; and
•	he will continue to receive life insurance benefits until his death.

Payments Made Upon Death and Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the Named Executive Officer will receive benefits under the Corporation’s disability plans or payments under the Corporation’s life insurance plans, pursuant to the terms of those plans. Disability means total disability as determined under the Corporation’s employee disability insurance plan.

Payments Made Upon Change of Control

The Corporation has entered into contracts containing change of control severance agreements with each Named Executive Officer. Pursuant to these agreements, if an executive’s employment is terminated following a change of control (other than termination by the Corporation for cause or by reason of death or disability):

•	The Named Executive Officer will receive:
o

a lump sum severance payment based on a multiple of the sum of the executive’s base salary and the highest annual bonus earned by the executive pursuant to incentive compensation plans maintained by the Corporation in any of the three prior fiscal years (Mr. Miller – 3 years, Mr. Swift – 2½ years, Mr. Weaver – 1 year); and

o	for Messrs. Miller and Swift, an amount equal to the excise tax charged to the Named Executive Officer as a result of the receipt of any change-of-control payments.
•	All stock options held by the executive will automatically vest and become exercisable.
•	For Mr. Miller, the Long-Term Nursing Care Agreement will vest.
•	The Supplemental Executive Retirement Plan will be fully vested.

Generally, pursuant to the agreements, a change of control is deemed to occur:

•	if any person acquires 50% or more of the Corporation’s voting securities;
•	if any person acquires 35% or more of the Corporation’s voting securities during any 12- month period;

•	if a majority of the directors are replaced during any 12-month period other than in specific circumstances;
•

upon the liquidation or sale of more than 40% the Corporation’s or Bank’s assets, other than a sale or disposition by the Corporation of the Corporation’s assets to an entity of which at least 50% of the voting power is owned by stockholders of the Corporation.

Larry J. Miller

The following table shows the estimated potential payments upon termination or a change of control of the Corporation for Larry J. Miller, the Corporation’s President and Chief Executive Officer.

a	b	c	d	e	f	g	h
Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($) (1)	Termination Without Cause ($)	Termination For Cause ($)	Termination Following A Change of Control, For Good Reason and/or Without Cause ($)	Disability ($)	Death ($)
Compensation:
Cash Severance (Lump Sum) (10)	250,000	-0-	250,000	-0-	945,111	-0-	-0-
Stock Options (2)	-0-	-0-	-0-	-0-	18,931	-0-	-0-
Excise Tax and Gross-Up (3)	-0-	-0-	-0-	-0-	451,143	-0-	-0-
Benefits and Perquisites:
Salary Continuation Plan (4)	1,572,580	2,000,000	1,572,580	-0-	2,020,250	1,166,160	2,000,000
Health Plans (5)	9,284	222,816	9,284	-0-	27,852	-0-	-0-
Disability Plans (6)	687	-0-	687	-0-	2,061	695,000	-0-
Life Insurance (7)	-0-	-0-	-0-	-0-	-0-	-0-	750,000
Long-Term Nursing Care (8)	16,675	-0-	16,675	-0-	83,375	-0-	-0-
Other (9)	14,861	-0-	14,861	-0-	44,583	-0-	-0-
Total	1,864,087	2,222,816	1,864,087	-0-	3,593,306	1,861,160	2,750,000

(1)	Normal retirement for Mr. Miller’s Salary Continuation Plan is age 60.
(2)	Represents the value attributable to accelerated vesting of stock options.
(3)	Represents an additional lump sum payment to be made under Mr. Miller’s employment agreement for excise taxes. See page 23 for 280G excise tax discussion.
(4)	Amount shown will be distributed in 240 equal monthly installments. Column f also reflects the payment of three years of company 401(k) matches, estimated at $20,250.
(5)

Reflects Mr. Miller’s premium payments, which would be made by the Company for a period of 12 months following the events shown in columns b and d, and 36 months following the event shown in column f. Column c reflects the premium       payments for Mr. Miller and his spouse until death. An actuarial projection of age 81 was used for this purpose.

(6)

Reflects Mr. Miller’s long-term disability benefit of $5,000 per month until age 65 (which, as of December 31, 2007, would have been equal to 102 months). Also includes Mr. Miller’s short-term disability benefit of $125,000 for the first 6 months of disability. Column f reflects three years’ annual premium payments which will be paid in 36 equal monthly installments.

(7)	Reflects the proceeds payable to Mr. Miller’s beneficiaries upon his death.
(8)

Reflects the premium payments to be paid on behalf of Mr. Miller by the Company. Column d amount will be distributed in 3 annual payments. Column f amount would be distributed in a lump sum. Column b would be a one time annual payment.

(9)

Reflects $12,905 for automobile cost to the company and $1,956 for Country Club membership dues for 1 year, with respect to Columns b and d, respectively, and for 3 years, with respect to Column f. Column f amount will be distributed in 36 equal monthly payments, and Column b and d amounts will be distributed in 12 monthly payments.

(10)

Columns b and d reflect a lump sum payment under Mr. Miller’s employment agreement equal to one year’s direct salary. Column f reflects a lump sum payment under Mr. Miller’s employment agreement equal to 36 months of salary continuation.

Harry R. Swift

The following table shows the estimated potential payments upon termination or a change of control of the Corporation for Harry R. Swift, the Corporation’s Secretary, Vice President and General Counsel.

a	b	c	d	e	f	g	h
Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($) (1)	Termination Without Cause ($)	Termination For Cause ($)	Termination Following A Change of Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance (Lump Sum) (8)	-0-	-0-	-0-	-0-	557,313	-0-	-0-
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Excise Tax and Gross-Up (2)	-0-	-0-	-0-	-0-	265,697	-0-	-0-
Benefits and Perquisites:
Salary Continuation Plan (3)	803,310	1,125,000	803,310	-0-	1,138,800	528,555	1,125,000
Health Plans (4)	-0-	-0-	-0-	-0-	23,211	-0-	-0-
Disability Plans (5)	-0-	-0-	-0-	-0-	249	452,000	-0-
Life Insurance (6)	-0-	-0-	-0-	-0-	-0-	-0-	552,000
Other (7)	-0-	-0-	-0-	-0-	21,440	-0-	-0-
Total	803,310	1,125,000	803,310	-0-	2,029,430	980,555	1,677,000

(1)	Normal retirement for Mr. Swift’s Salary Continuation Plan is age 65.
(2)	Represents an additional lump sum payment to be made under Mr. Swift’s change in control agreement for excise taxes. See page 23 for 280G excise tax discussion.
(3)	Amount shown will be distributed in 180 equal monthly installments. Column f also reflects the payment of 2 ½ years of Company 401(k) matches, estimated at $13,800.
(4)	Reflects Mr. Swift’s premium payments, which would be made by the Company in a lump sum payment.
(5)

Reflects Mr. Swift’s long-term disability benefit of $5,000 per month until age 65 which, as of December 31, 2007, would have been equal to 60 months. Also includes Mr. Swift’s short-term disability benefit of $92,000 for the first 6 months of disability. Column f amount represents the annual premium payment, which will be paid in 30 equal monthly installments.

(6)	Reflects the proceeds payable to Mr. Swift’s beneficiaries upon his death.
(7)	Represents automobile cost to the company, which will be expensed over a 30 month period.
(8)

Represents a lump sum payment to be made under Mr. Swift’s change of control agreement equal to the present value of 30 months of salary continuation discounted at the short-term applicable federal rate.

Jann A. Weaver

The following table shows the estimated potential payments upon termination or a change of control of the Corporation for Jann A.Weaver, the Corporation’s Executive Vice President, Treasurer and Assistant Secretary.

a	b	c	d	e	f	g	h
Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($) (1)	Termination Without Cause ($)	Termination For Cause ($)	Termination Following A Change of Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance (Lump Sum) (6)	-0-	-0-	-0-	-0-	134,273	-0-	-0-
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Excise Tax and Gross-Up	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Benefits and Perquisites:
Salary Continuation Plan (2)	550,320	825,000	550,320	-0-	553,590	308,715	825,000
Health Plans (3)	-0-	-0-	-0-	-0-	9,964	-0-	-0-
Disability Plans (4)	-0-	-0-	-0-	-0-	803	514,500	-0-
Life Insurance (5)	-0-	-0-	-0-	-0-	-0-	-0-	327,000
Total	550,320	825,000	550,320	-0-	564,357	823,215	1,152,000

(1)	Normal retirement for Mr. Weaver’s Salary Continuation Plan is age 65.
(2)	Amount shown will be distributed in 180 equal monthly installments. Column f also reflects the payment of 1 year of Company 401(k) match, estimated at $3,270.
(3)	Reflects Mr. Weaver’s premium payment, which would be made by the Company in a lump sum payment.
(4)

Reflects Mr. Weaver’s long-term disability benefit of $5,000 per month until age 65 which, as of December 31, 2007, would have been equal to 84 months. Also includes Mr. Weaver’s short-term disability benefit of $54,500 for the first 6 months of disability. Column f amount represents the annual premium payment, which will be paid in 12 equal monthly installments.

(5)	Reflects the proceeds payable to Mr. Weaver’s beneficiaries upon his death.
(6)

Represents a lump sum payment to be made under Mr. Weaver’s change in control agreement equal to the present value of 12 months of salary continuation discounted at the short-term applicable federal rate.

DIRECTOR COMPENSATION

The Corporation uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Corporation considers the significant time commitment required of directors in fulfilling their duties to the Corporation.

Cash Compensation Paid to Board Members

In 2007, the Bank’s non-employee directors were compensated for their services rendered as follows:

•	a monthly retainer of $900;
•	directors’ fees of $500 for each regular or special meeting attended; and
•	committee meeting fees paid at the rate of $200 per hour.

The Bank’s Chairman of the Board received a monthly retainer of $1,000 in 2007. In addition, each director recognized imputed income for insurance premiums paid on behalf of the non-employee Bank directors, which totaled $2,157 in 2007. In the aggregate, the Bank paid $175,007 to the Directors in 2007.

Independent Directors’ Deferred Compensation Plan

The Corporation maintains a deferred compensation plan for independent directors. Participants may elect to defer receipt of compensation in order to gain certain tax benefits under Internal Revenue Code Section 451. This plan is not funded by the Corporation.

Independent Directors’ Stock Option Plan

The Corporation maintains the Codorus Valley Bancorp, Inc. 1998 Independent Directors’ Stock Option Plan. The Corporation’s shareholders approved the plan at the 1998 annual meeting and the Board of Directors originally reserved 100,000 shares, or 130,315 shares as of December 31, 2007 as adjusted for stock dividends, for issuance under the plan. The plan expires this year. The purposes of the plan are to advance the Corporation’s and the Bank’s development, growth and financial condition by providing additional incentives to non-employee members of the Corporation’s Board of Directors by encouraging them to acquire stock ownership in the Corporation and to secure, retain and motivate non-employee directors.

Directors who are not employees of the Corporation or its subsidiaries are eligible to receive awards under the plan. Pursuant to the terms of the plan, each non-employee director who attended at least 75% of the total number of Board of Directors and committee meetings during the previous fiscal year is granted non-qualified stock options at each annual reorganization meeting of the Corporation. The first award under the plan was made at the 1998 organization meeting. The purchase price of common stock subject to each stock option granted is the fair market value at the time of grant. The recipient may exercise these stock options for ten years from the grant date. In prior periods, the Corporation granted all 130,315 stock options available for issuance under this plan, as adjusted for applicable stock dividends and/or stock splits. This aggregate amount includes stock options that may have been cancelled and/or exercised in those prior periods. Accordingly, there were no grants of stock options to non-employee directors for the fiscal year ended December 31, 2007.

In 2007, the shareholders approved the Long-Term Incentive Plan (the “LTIP”). The LTIP will permit awards of non-qualified stock options to non-employee directors in 2007 and subsequent years. No grants under the Plan have been made to date.

DIRECTOR SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid by the Corporation to non-employee directors for the fiscal year ended December 31, 2007.

Name (1)	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
D. Reed Anderson, Esq.	25,300	-0-	-0-	-0-	-0-	358	25,658
MacGregor S. Jones	24,800	-0-	-0-	-0-	-0-	262	25,062
Rodney L. Krebs	25,200	-0-	-0-	-0-	-0-	444	25,644
William H. Simpson	24,900	-0-	-0-	-0-	-0-	-0-	24,900
Dallas L. Smith	24,320	-0-	-0-	-0-	-0-	262	24,582
Donald H. Warner	23,930	-0-	-0-	-0-	-0-	550	24,480
Michael L. Waugh	24,400	-0-	-0-	-0-	-0-	281	24,681

(1)

The Corporation’s President and CEO, Larry J. Miller, is not disclosed in this table because he is an employee director and does not receive separate compensation as a director of the Corporation. Mr. Miller’s compensation is described and disclosed in the Executive Compensation section of this proxy.

(2)	Imputed cost of life insurance for non-employee directors for a life insurance benefit of $100,000 for the named beneficiary of each director.

Compensation Committee Interlocks And Insider Participation

The Compensation Committee reviews and determines compensation arrangements for the Corporation’s Chief Executive Officer and its other executive officers and administers the Corporation’s equity compensation plans. All members of the Compensation Committee are independent directors.

No member of the Compensation Committee (other than Rodney L. Krebs, who is Chairman of the Boards of the Corporation and the Bank) was an officer or employee of the Corporation or any of its subsidiaries during fiscal year 2007 or was formerly an employee of the Corporation or any of its subsidiaries. There are no Compensation Committee interlocks requiring disclosure by the Corporation under the proxy rules promulgated under the Exchange Act. Donald H. Warner, MacGregor S. Jones, Rodney L. Krebs and Dallas L. Smith were previously officers of the Corporation.

RELATED PERSON TRANSACTIONS

Some of Codorus Valley Bancorp, Inc.’s directors and executive officers and the companies with which they are associated were customers of and had banking transactions with Codorus Valley Bancorp, Inc.’s subsidiary Bank during 2007. All loans and loan commitments made to them and to their companies were made in the ordinary course of business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers of the Bank, and did not involve more than a normal risk of collectability or present other unfavorable features. The principal loan balance outstanding for these persons on December 31, 2007, was approximately $4,762,593, which did not include unfunded commitments of approximately $793,556. The Bank anticipates that it will enter into similar transactions in the future.

Related person transactions are reviewed and voted on by the Board of Directors of the Corporation or the Bank, as applicable. Interested parties do not participate in the review and vote.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee met with management periodically during the year to consider the adequacy of the Corporation’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Corporation’s independent registered public accountants.

The Audit Committee met privately at its regular meetings with both the independent registered public accountants and the internal auditors, each of whom has unrestricted access to the Audit Committee.

The Audit Committee appointed and the Board approved Beard Miller Company LLP as the independent registered public accountants for the Corporation after reviewing the firm’s performance and independence from management.

Management has primary responsibility for the Corporation’s financial statements and the overall reporting process, including the Corporation’s system of internal controls. The independent registered public accountants audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Corporation in conformity with generally accepted accounting principles and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee.

The Audit Committee reviewed with management and Beard Miller Company LLP, the Corporation’s independent registered public accountants, the Corporation’s audited financial statements and met separately with both management and Beard Miller Company LLP to discuss and review those financial statements and reports prior to issuance. Management has represented, and Beard Miller Company LLP has confirmed to the Audit Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee received from and discussed with Beard Miller Company LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Corporation. The Audit Committee also discussed with Beard Miller Company LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. The Audit Committee monitored certified public accountant independence and reviewed audit and non-audit services performed by Beard Miller Company LLP.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee

Donald H. Warner, Chairman

D. Reed Anderson, Esquire

William H. Simpson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Beard Miller Company LLP as independent registered public accountants for the examination of its financial statements for the fiscal year ending December 31, 2008. Beard Miller Company LLP served as the Corporation’s independent certified public accountants for the year ended December 31, 2007.

We expect a representative of Beard Miller Company LLP to be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative desires to do so.

Aggregate fees billed to Codorus Valley Bancorp, Inc. by Beard Miller Company LLP for services rendered are presented below:

	Year Ended December 31,
	2007	2006
Audit Fees	$78,196	$70,504
Audit Related Fees	11,780	572
Tax Fees	11,086	7,874
All Other Fees	0	0

Total Fees	$101,062	$78,950

Audit fees include services for the audit of the consolidated financial statements and review of the quarterly financial statements included in the form 10-Qs and the annual form 10-K. Audit related fees for 2007 include assistance with accounting for SFAS No. 159 and review of internal control documentation. Audit related fees for 2006 include services rendered in connection with a potential acquisition which was not pursued and Sarbanes Oxley internal controls implementation. Tax fees for 2007 and 2006 include the preparation of state and federal returns.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accountants. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of particular services on a case by case basis. The Audit Committee approved all fees, including tax fees, during 2007 and 2006.

The Audit Committee has considered whether, and determined that, the provision of the non-audit services is compatible with maintaining Beard Miller Company LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Codorus Valley Bancorp, Inc.’s directors, executive officers and shareholders who beneficially own more than 10% of Codorus Valley Bancorp, Inc.’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Codorus Valley Bancorp, Inc. with the Securities and Exchange Commission. Based on a review of copies of the reports we received, and on the statements of the reporting persons, with one exception, we believe that all Section 16(a) filing requirements were complied with in a timely fashion during 2007. One Form 4 was filed one day late. The late filing involved the purchase of 1,000 shares of the Corporation’s stock by Rodney L. Krebs and was filed late as the result of an inadvertent miscommunication concerning the date of the transaction.

ADDITIONAL INFORMATION

Any shareholder may obtain a copy of Codorus Valley Bancorp, Inc.’s Annual Report or Form 10-K for the year ended December 31, 2007, including the financial statements and related schedules and exhibits, required to be filed with the Securities and Exchange Commission, without charge, by submitting a written request to the Treasurer, Codorus Valley Bancorp, Inc., P.O. Box 2887, York, PA 17405-2887. You may also view these documents on the Corporation’s website at www.peoplesbanknet.com, click the Investor Relations link, and then click on the SEC Filings link in the right-hand margin.

OTHER MATTERS

The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the proxy holders will vote the proxies in what they determine to be the Corporation’s best interests.

CODORUS VALLEY BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 20, 2008

9:00 a.m. Prevailing Time

CODORUS VALLEY CORPORATE CENTER

105 Leader Heights Road

York, PA 17403

PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, as a holder of common stock of Codorus Valley Bancorp, Inc. (the “Corporation”), hereby constitutes and appoints Richard Hupper, Ph.D., George McCullough and Robert E. Rebert and each or any of them, proxy holders of the undersigned, with full power of substitution and to act without the other, to vote all of the shares of the Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania 17403 on Tuesday, May 20, 2008, commencing at 9:00 a.m., prevailing time, and at any adjournment or postponement thereof, as indicated upon the matters described in the Proxy Statement.

THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER(S) AND RETURNED PROMPTLY TO THE WELLS FARGO BANK, N.A. IN THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, THE SIGNATURE OF ONE JOINT TENANT WILL VOTE ALL SHARES. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE DATE AND SIGN EACH CARD AND RETURN ALL PROXY CARDS IN THE ENCLOSED ENVELOPE.

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR all Nominees.

1.	ELECTION OF THREE (3) CLASS C DIRECTORS OF THE CORPORATION FOR THREE (3) YEAR TERMS:	01 D. Reed Anderson, Esq. 02 MacGregor S. Jones 03 Larry J. Miller	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES.

Address Change? Mark Box ☐ Indicate changes below: I plan to attend the meeting ☐	Dated:	, 2008

Signature(s) in Box

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If stock is held jointly, only one joint owner must sign.